Gibraltar Names Betsy Jensen Chief Human Resources Officer

Buffalo, New York, March 2, 2021 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and provider of products and services for the renewable energy, conservation, residential and infrastructure markets, announced today the appointment of Betsy Jensen as Chief Human Resources Officer, who succeeds Cherri Syvrud, who served as Senior Vice President of Human Resources and Organizational Development since April 2016. Betsy joins Gibraltar from Danaher Corporation and will report to Chief Executive Officer Bill Bosway.

“Betsy’s record of accomplishment at multi-industrial companies and her deep skill set in all areas of human resources are impressive. We will look to Betsy’s leadership as we advance our plans under our Organization Development strategic pillar, creating an environment for success, developing talent across the organization, accelerating our diversity, equity and inclusion and ESG initiatives, and maintaining a safe environment for our people while executing our operating playbook. We welcome Betsy to Gibraltar,” stated Bill Bosway. “The Board joins me in thanking Cherri for her contributions to our ongoing transformation, and to strengthening our organization over the last five years. We wish Cherri all the best as she enters retirement and starts her next chapter.”

“This is a very exciting time for Gibraltar and all its team members, and I look forward to joining and contributing to this progressive organization as it grows and delivers value for all stakeholders,” stated Betsy Jensen.

Betsy will be responsible for overseeing the development and execution of Gibraltar’s Human Resources and Organizational Development strategies across the corporation, will coordinate with Gibraltar’s IT team to develop and implement enhanced human resource management systems, and liaise with Gibraltar’s Board of Directors, including the Compensation and Human Capital Committee.

At Danaher Corporation, Betsy served as Vice President, Human Resources and Internal Communications for Hach, a Danaher company. Prior to Danaher, Betsy served as Director, Corporate Human Resources for Illinois Tool Works (ITW) and has held leadership positions at W. W. Grainger, Snap-on, and Abbott Laboratories. Throughout Betsy’s career, she has partnered effectively with her customer groups and businesses to accelerate growth, embrace continuous improvement, provide leadership, and strategy and analytics to drive change and accelerate innovation.

Betsy holds a B.S. in Business Management with a concentration in Human Resources Management from San Jose State University and earned her Lean Certification from The Fisher College of Business, the Ohio State University.

About Gibraltar
Gibraltar Industries is a leading manufacturer and provider of products and services for the renewable energy, conservation, residential, and infrastructure markets. With a three-pillar strategy focused on business systems, portfolio management, and organization and talent development, Gibraltar’s mission is to create compounding and sustainable value with strong leadership positions in higher growth, profitable end markets. Gibraltar serves customers primarily throughout North America. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.

Contact:
LHA Investor Relations
Jody Burfening/Carolyn Capaccio
(212) 838-3777
rock@lhai.com